Exhibit 99.1

[LOGO OF CAPITAL ONE]
2980 Fairview Park Drive, Suite 1400, Falls Church, VA 22042-4525

FOR IMMEDIATE RELEASE: July 16, 2002
Contact(s): Paul Paquin	Tatiana Stead
V.P., Investor Relations	Director, Corporate Media
703-205-1039	703-205-1070

Capital One Reports Record Second Quarter Results
Raises 2002 Earnings per Share Growth Target to 30%

Falls Church, Va. (July 16, 2002) - Capital One Financial Corporation (NYSE: COF) today announced its 20th consecutive quarter of record earnings, driven by a 42 percent year-over-year increase in total revenues. The company also announced that it was raising its target for earnings per share growth for 2002 to 30 percent, up from the previous guidance of 20 percent. The company now expects to report earnings per share of approximately $3.79 for the year ending December 31, 2002. Consistent with its historical financial performance since 1995, the company expects to report earnings per share growth in 2003 of 20 percent or more. The company expects to release specific guidance on its 2003 earnings in October 2002.

Earnings for the second quarter of 2002 were $213.1 million, or $0.92 per share, versus earnings of $155.3 million, or $0.70 per share, for the comparable period in the prior year. Earnings in the first quarter of 2002 were $188.0 million, or $0.83 per share.

Capital One also announced that following a routine regulatory review in connection with a pending application and the normal examination cycle, the company and its subsidiaries, Capital One Bank and Capital One, F.S.B., expect to enter into an informal memorandum of understanding with bank regulators addressing certain regulatory matters as described below. The company's new earnings targets take into account the expected understandings with the regulatory authorities.

"Capital One's earnings power allowed us to increase our 2002 earnings per share growth target to 30 percent," said Richard D. Fairbank, Capital One's Chairman and Chief Executive Officer. "The actions we have taken have strengthened our balance sheet with additional capital and loss allowances at our bank subsidiaries and will make us a stronger company as we position ourselves for future growth."

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Capital One Reports Record Second Quarter Results

The managed net charge-off rate increased to 4.36 percent for the second quarter of 2002 compared with 4.00 percent for the first quarter of 2002, consistent with the company’s expectations for increasing charge-offs for Capital One and the industry in 2002. The managed delinquency rate (30+ days) decreased to 4.54 percent as of June 30, 2002, compared with 4.80 percent as of March 31, 2002. The company further strengthened its balance sheet in the second quarter by increasing its allowance for loan losses by $247.0 million.

"Revenue grew at a 42 percent annualized rate in the second quarter, a testament to the power of our information based strategy to identify and meet customer needs," said Nigel W. Morris, Capital One's President and Chief Operating Officer. "I'm equally pleased that once again our credit risk management practices enabled us to achieve strong credit performance for the quarter."

Second quarter 2002 revenue, defined as managed net interest income and non-interest income, rose to $2.3 billion versus $2.1 billion in the first quarter of 2002. The company's managed consumer loan balances increased by $4.6 billion in the second quarter to $53.2 billion. In the second quarter, Capital One added 2.0 million net new accounts, bringing total accounts to 48.6 million. The company's managed revenue margin increased to 16.55 percent in the second quarter of 2002 from 16.47 percent in the first quarter of 2002.

The company also announced that, during the second quarter, it sold $1.0 billion of auto loans, with servicing retained by Capital One, and recorded a $17.3 million gain. The sale completely removes these loans from Capital One's managed consumer loan portfolio. Capital One plans to sell auto loans on an ongoing basis.

Marketing expense for the second quarter of 2002 was $320.4 million, down from $353.5 million in the first quarter of 2002. Other non-interest expenses (excluding marketing) for the second quarter of 2002 were $833.2 million versus $806.4 million for the first quarter of 2002. Annualized operating expenses per account decreased to $70 for the second quarter of 2002 from $71 in the prior quarter and from $77 in the second quarter of last year.

Bank regulatory authorities have recently completed a routine review of Capital One Bank and Capital One, F.S.B. in connection with a pending application and the normal examination cycle. Regulators have informed the company that they intend to request the company, Capital One Bank and Capital One, F.S.B., to enter into an informal memorandum of understanding with respect to capital, allowance for loan losses and other regulatory requirements. Further details regarding the expected memorandum of understanding and the company's business outlook can be found in Capital One's

Capital One Reports Record Second Quarter Results

report on Form 8-K filed today with the Securities and Exchange Commission and available on the company's website (http://www.capitalone.com).

The company cautioned that its current expectations for 2002 earnings and future growth are forward looking statements and actual results could differ materially from current expectations due to a number of factors, including: competition in the credit card industry; the actual account and balance growth achieved by the company; the company's ability to access the capital markets at attractive rates and terms to fund its operations and future growth; and general economic conditions affecting consumer income and spending, which may affect consumer bankruptcies, defaults and charge-offs. A discussion of these and other factors can be found in Capital One's annual and other reports filed with the Securities and Exchange Commission, including, but not limited to, Capital One's report on Form 10-K for the year ended December 31, 2001.

Headquartered in Falls Church, Virginia, Capital One Financial Corporation (www.capitalone.com) is a holding company whose principal subsidiaries, Capital One Bank and Capital One, F.S.B., offer consumer lending products. Capital One's subsidiaries collectively had 48.6 million accounts and $53.2 billion in managed loans outstanding as of June 30, 2002. Capital One, a Fortune 500 company, is one of the largest providers of MasterCard and Visa credit cards in the world. Capital One trades on the New York Stock Exchange under the symbol "COF" and is included in the S&P 500 index.

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Note: This release, financial information and a live Webcast of today's 5:00pm (EDT) analyst conference call is accessible on the Internet on Capital One's home page (http://www.capitalone.com). Choose "Investors" to access the Investor Center to view and download the earnings press release and other financial information.

CAPITAL ONE FINANCIAL CORPORATION (COF)

FINANCIAL & STATISTICAL SUMMARY

	2002 Q2	2002 Q1	2001 Q4	2001 Q3	2001 Q2
	(in millions, except per share data and as noted)
Earnings (Managed Basis)
Net Interest Income	$1,185.2	$1,120.9	$982.9	$926.7	$823.7
Non-Interest Income	1,113.9	959.9	941.5	852.5	796.3

Total Revenue	2,299.0	2,080.7	1,924.5	1,779.2	1,620.0
Provision for Loan Losses	801.6	617.6	563.3	437.6	379.1
Marketing Expenses	320.4	353.5	301.2	281.9	268.7
Operating Expenses	833.2	806.4	773.4	793.0 (2)	721.6

Income Before Taxes	343.7	303.3	286.6	266.7	250.5
Tax Rate	38.0%	38.0%	38.0%	38.0%	38.0%
Net Income	$213.1	$188.0	$177.7	$165.3	$155.3

Common Share Statistics
Basic EPS	$0.97	$0.86	$0.83	$0.78	$0.74
Diluted EPS	$0.92	$0.83	$0.80	$0.75	$0.70
Dividends Per Share	$0.03	$0.03	$0.03	$0.03	$0.03
Book Value Per Share (period end)	$18.13	$16.69	$15.33	$14.14	$13.02
Stock Price Per Share (period end)	$61.05	$63.85	$53.95	$46.03	$60.15
Total Market Capitalization (period end)	$13,512.9	$14,079.3	$11,695.2	$9,710.1	$12,666.5
Shares Outstanding (period end)	221.3	220.5	216.8	211.0	210.6
Shares Used to Compute Basic EPS	220.0	217.5	214.7	210.8	209.1
Shares Used to Compute Diluted EPS	231.7	226.6	223.4	219.9	221.2

Managed Loan Statistics (period avg.)
Average Loans	$51,343	$46,688	$41,352	$37,017	$33,440
Average Earning Assets	$55,559	$50,538	$45,295	$39,994	$36,180
Average Assets	$59,989	$54,258	$48,906	$43,363	$38,820
Average Equity	$4,021	$3,572	$3,223	$2,935	$2,608
Net Interest Margin	8.53%	8.87%	8.68%	9.27%	9.11%
Revenue Margin	16.55%	16.47%	17.00%	17.79%	17.91%
Risk Adjusted Margin(1)	12.53%	12.78%	12.96%	14.17%	14.23%
Return on Average Assets (ROA)	1.42%	1.39%	1.45%	1.53%	1.60%
Return on Average Equity (ROE)	21.20%	21.06%	22.05%	22.53%	23.83%
Net Charge-Off Rate	4.36%	4.00%	4.42%	3.92%	3.98%
Net Charge-Offs	$559.1	$466.7	$456.9	$362.7	$332.8
Cost Per Account (in dollars)	$69.99	$71.33	$73.69	$81.03	$77.38

Managed Loan Statistics (period end)
Reported Loans	$24,965	$24,428	$20,921	$17,480	$16,327
Off-Balance Sheet Loans	28,243	24,136	24,343	21,009	18,956

Managed Loans	$53,208	$48,564	$45,264	$38,489	$35,283
Delinquency Rate (30+ days)	4.54%	4.80%	4.95%	5.20%	4.92%
Number of Accounts (000’s)	48,612	46,623	43,815	40,145	38,146
Total Assets	$62,022	$55,381	$52,506	$44,497	$40,587
Capital(3)	$4,823.6	$3,778.4	$3,422.2	$3,081.9	$2,840.1
Capital to Managed Assets Ratio	7.78%	6.82%	6.52%	6.93%	7.00%

(1)	Risk adjusted margin is total revenue less net charge-offs as a percentage of average earning assets.
(2)	Includes $38.8 million of one-time charges.
(3)	Includes preferred interests and mandatory convertible securities.

CAPITAL ONE FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS
(in thousands)(unaudited)

	June 30 2002	Mar 31 2002	June 30 2001
Assets:
Cash and due from banks	$244,857	$350,738	$134,918
Federal funds sold and resale agreements	432,124	13,260	39,770
Interest-bearing deposits at other banks	448,363	105,063	62,050

Cash and cash equivalents	1,125,344	469,061	236,738
Securities available for sale	4,538,223	3,175,366	2,554,967
Consumer loans	24,965,210	24,427,642	16,326,617
Less: Allowance for loan losses	(1,237,000)	(990,000)	(647,000)

Net loans	23,728,210	23,437,642	15,679,617
Accounts receivable from securitizations	2,417,775	2,218,472	1,708,055
Premises and equipment, net	808,972	789,572	729,525
Interest receivable	151,828	148,547	79,089
Other	1,064,127	1,026,051	672,338

Total assets	$33,834,479	$31,264,711	$21,660,329

Liabilities:
Interest-bearing deposits	$16,014,392	$14,633,871	$10,029,736
Senior notes	6,069,719	5,422,896	4,757,481
Other borrowings	4,590,716	4,879,427	2,320,734
Interest payable	235,108	173,659	151,429
Other	2,910,638	2,475,226	1,659,412

Total liabilities	29,820,573	27,585,079	18,918,792
Stockholders’ Equity:
Common stock	2,222	2,214	2,118
Paid-in capital, net	1,600,489	1,532,034	1,089,582
Retained earnings and cumulative other comprehensive income	2,446,147	2,180,336	1,695,468
Less: Treasury stock, at cost	(34,952)	(34,952)	(45,631)

Total stockholders’ equity	4,013,906	3,679,632	2,741,537

Total liabilities and stockholders’ equity	$33,834,479	$31,264,711	$21,660,329

CAPITAL ONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)(unaudited)

	Three Months Ended			Six Months Ended
	June 30 2002	Mar 31 2002	June 30 2001	June 30 2002	June 30 2001
Interest Income:
Consumer loans, including fees	$925,257	$836,955	$620,866	$1,762,212	$1,238,755
Securities available for sale	45,815	42,344	33,942	88,159	62,176
Other	28,754	27,931	2,408	56,685	6,158

Total interest income	999,826	907,230	657,216	1,907,056	1,307,089
Interest Expense:
Deposits	203,112	178,163	155,479	381,275	302,440
Senior notes	109,687	93,904	87,842	203,591	171,135
Other Borrowings	57,450	51,056	43,825	108,506	87,725

Total interest expense	370,249	323,123	287,146	693,372	561,300

Net interest income	629,577	584,107	370,070	1,213,684	745,789
Provision for loan losses	501,780	347,212	202,900	848,992	453,514

Net interest income after provision for loan losses	127,797	236,895	167,170	364,692	292,275
Non-Interest Income:
Servicing and securitizations	718,347	626,147	594,584	1,344,494	1,148,121
Service charges and other customer-related fees	513,886	502,007	385,419	1,015,893	781,807
Interchange	137,353	98,096	93,673	235,449	168,524

Total non-interest income	1,369,586	1,226,250	1,073,676	2,595,836	2,098,452
Non-Interest Expense:
Salaries and associate benefits	379,363	380,735	342,076	760,098	667,792
Marketing	320,446	353,536	268,709	673,982	499,909
Communications and data processing	101,601	92,193	72,906	193,794	148,198
Supplies and equipment	88,844	84,507	74,780	173,351	148,383
Occupancy	38,275	33,381	31,349	71,656	62,651
Other	225,117	215,543	200,496	440,660	381,630

Total non-interest expense	1,153,646	1,159,895	990,316	2,313,541	1,908,563

Income before income taxes	343,737	303,250	250,530	646,987	482,164
Income taxes	130,620	115,235	95,203	245,855	183,224

Net income	$213,117	$188,015	$155,327	$401,132	$298,940

Basic earnings per share	$0.97	$0.86	$0.74	$1.83	$1.44

Diluted earnings per share	$0.92	$0.83	$0.70	$1.75	$1.36

Dividends paid per share	$0.03	$0.03	$0.03	$0.05	$0.05

CAPITAL ONE FINANCIAL CORPORATION

STATEMENTS OF AVERAGE BALANCES, INCOME AND EXPENSE, YIELDS AND RATES
(dollars in thousands)(unaudited)

Managed(1)
	Quarter Ended 6/30/02			Quarter Ended 3/31/02			Quarter Ended 6/30//01
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Earning assets:
Consumer loans	$51,342,764	$1,789,516	13.94%	$46,687,578	$1,672,655	14.33%	$33,439,690	$1,307,819	15.64%
Securities available for sale	3,662,832	45,815	5.00	3,367,786	42,344	5.03	2,344,047	33,942	5.79
Other	553,595	2,110	1.52	482,290	2,358	1.96	396,659	2,408	2.43

Total earning assets	$55,559,191	$1,837,441	13.23%	$50,537,654	$1,717,357	13.59%	$36,180,396	$1,344,169	14.86%

Interest-bearing liabilities:
Deposits	$15,276,514	$203,112	5.32%	$13,505,586	$178,163	5.28%	$9,685,882	$155,479	6.42%
Senior notes	5,959,240	109,687	7.36	5,429,992	93,904	6.92	4,899,045	87,842	7.17
Other borrowings	5,946,983	57,450	3.86	4,925,669	51,056	4.15	2,915,245	43,825	6.01
Securitization liability	25,965,894	282,041	4.34	24,262,546	273,366	4.51	16,741,276	233,322	5.57

Total interest-bearing liabilities	$53,148,631	$652,290	4.91%	$48,123,793	$596,489	4.96%	$34,241,448	$520,468	6.08%

Net interest spread			8.32%			8.63%			8.78%

Interest income to average earning assets			13.23%			13.59%			14.86%
Interest expense to average earning assets			4.70			4.72			5.75

Net interest margin			8.53%			8.87%			9.11%

(1)	The information in this table reflects the adjustment to add back the effect of securitized loans.